Exhibit 99.1

Contact:	Richard Hallworth	Michael W. Taylor
	President and Chief	Executive Vice President
	Executive Officer	and Chief Financial Officer
	(615) 373-3100	(615) 373-3100
RICHARD D. WRIGHT ELECTED NON-EXECUTIVE
CHAIRMAN OF THE BOARD OF DIRECTORS
BRENTWOOD, Tennessee (January 27, 2009) — America Service Group Inc. (NASDAQ:ASGR) announced today that the Board of Directors of the Company unanimously elected Richard D. Wright as the Non-Executive Chairman of the Board of Directors, effective immediately. Mr. Wright succeeds Michael Catalano, whose resignation from the Board of Directors became effective January 1, 2009.
Richard D. Wright is a senior partner with Southwind Health Partners, a physician practice management and consulting company for health systems and independent group practices. Within Southwind Health Partners, Mr. Wright provides consultation in strategic planning, assessment and resolution of system physician enterprise operations and merger/acquisition activities. Mr. Wright served from December 2001 to March 2005 as Vice Chairman of Operations of America Service Group and has served as a director of the Company since 1999. Mr. Wright also serves as a board member of Thriftsmart and African Leadership.
Commenting on today’s announcement, Rich Hallworth, president and chief executive officer, stated, “Dick has over 30 years of healthcare management experience in a wide variety of organizations. In addition to his long tenure on our Board of Directors and his executive experience at America Service Group, Dick has operated health maintenance organizations, a leading physician practice management company, hospitals, insurance companies, a healthcare technology firm and a management consulting firm. Dick is an excellent choice to chair our Board of Directors as we position this Company for long-term success.”
America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare programs to government agencies for the medical care of inmates. More information about America Service Group Inc., including a copy of this press release, can be found on the Company’s website at www.asgr.com
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105 Westpark Drive • Suite 200 • Brentwood. TN 37027 • 615-373-3100 • Fax 615-376-9862

Richard D. Wright Elected Non-Executive Chairman of the Board of Directors

January 27, 2009
Cautionary Statement
This press release contains “forward-looking” statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts, including statements about the Company’s or management’s beliefs and expectations, constitute forward-looking statements and may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes” or “intends” and similar words and phrases. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement.
A discussion of important factors and assumptions regarding certain statements and risks involved in an investment in the Company is contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.
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